EXHIBIT 99.1

GERAUD DARNIS TO LEAD NEW UTC BUILDING & INDUSTRIAL SYSTEMS ORGANIZATION

HARTFORD, Conn., Sept. 23, 2013 -- United Technologies Corp. (NYSE: UTX) today announced the formation of UTC Building & Industrial Systems, combining Otis Elevator Company and UTC Climate, Controls & Security, and named Geraud Darnis as President & CEO of this new organization.
UTC Building & Industrial Systems will be the world's largest high-technology building systems provider with more than 120,000 employees, $29 billion in annual sales and a direct presence in more than 60 countries. The organization's products include Otis elevators and escalators; Carrier heating, air-conditioning and refrigeration systems; and fire and security solutions from brands such as Kidde and Chubb.
"The formation of UTC Building & Industrial Systems positions UTC for long-term growth in the commercial building market and will allow us to fully unlock the opportunities and synergies associated with the combined talent, portfolio, resources and capabilities of Otis and UTC Climate, Controls & Security," said Louis Chênevert, United Technologies' Chairman & CEO.
"This new structure will enhance our ability to deliver more integrated solutions to our customers and accelerate the next steps of innovation in smart building technologies and sustainable designs," Chênevert continued.  "It also better positions UTC to capture growth opportunities as the powerful urbanization megatrend in emerging markets continues, the global economy recovers, and demand grows for more integrated building systems to make tomorrow's buildings more efficient, comfortable and secure.
"I am confident Geraud's appointment and the launch of this new growth platform will provide UTC with a powerful competitive advantage and position the company to accelerate growth and continue to outperform peers in the decades ahead," he added.
Darnis, 53, began his career with United Technologies in 1983 at Otis Elevator Company in France and in 1985 moved to Carrier Corp., where he held a number of financial and general management positions in Latin America, Europe and Asia, up to and including the position of Carrier President. In September 2011, he was named President & CEO of UTC Climate, Controls & Security, which was created from the combination of Carrier and the former UTC Fire & Security unit.
United Technologies, based in Hartford, Conn., is a diversified company that provides high technology products and services to the building and aerospace industries. For more information, visit our website at www.utc.com or follow us on Twitter: @UTC.